SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2007

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 14, 2007 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on Friday, April 20, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Morrisville, North Carolina

April 30, 2007

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors of Salix Pharmaceuticals, Ltd. for use at the annual meeting of stockholders to be held Thursday, June 14, 2007 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were first mailed on or about Monday, April 30, 2007 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on Friday, April 20, 2007 are entitled to notice of and to vote at the meeting. At the record date, 47,157,218 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Corporate Secretary of Salix at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Salix at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Salix at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares represented at the meeting but held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Salix. In addition, we might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on August 18, 2003, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on September 2, 2003. Because we did not receive any stockholder proposals to be presented at our 2007 annual meeting of stockholders between February 16, 2007 and March 16, 2007 as required by our bylaws, only the items of business described above will be presented for consideration at the 2007 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2008 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2008; provided, however, that if the date of the 2008 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 14, 2008, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2008 annual meeting or (2) the tenth day following the day on which public announcement of the date of the 2008 annual meeting is first made.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2008 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than February 15, 2008 nor later than March 14, 2008; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 14, 2008, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of six directors is to be elected at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the six nominees listed below.

The name of and certain information regarding each nominee as of April 30, 2007 is set forth below, based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina 27560.

Name Director Since	Age	Position(s) With Salix
John F. Chappell December 1993	70	Chairman of the Board of Directors

Thomas W. D’Alonzo May 2000	63	Director

Richard A. Franco, Sr. May 2000	65	Director

William Harral III September 2005	67	Director

William P. Keane January 2004	52	Director

Carolyn J. Logan July 2002	58	President, Chief Executive Officer and Director

John F. Chappell has served as a member of our Board of Directors since December 1993 and has been the Chairman of the Board since September 2003. From 1990 until his retirement in 2000, he served as founder and Chairman of Plexus Ventures, which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now GlaxoSmithKline plc, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of SmithKline Beecham, the Pharmaceutical Manufacturers Association, now PhRMA, and the Industrial Biotechnology Association, now BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Thomas W. D’Alonzo joined our Board of Directors in May 2000. From 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GENVEC, Inc., a clinical-stage biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., including President. He is currently on the Board of Directors of BioDelivery Sciences International, Inc. and Amarillo Biosciences, Inc. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Mr. Franco is President and a director of the Richards Group Ltd., a healthcare consulting firm, and DARA BioSciences, Inc., a private pharmaceutical company. Mr. Franco served as the Chairman of the Board for LipoScience, Inc. from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc. from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco served on the Board of Directors of TriPath Imaging, Inc., a wholly owned subsidiary of Becton, Dickinson and Company, and NeoMatrix, Inc. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University. Mr. Franco has completed executive training at the Wharton School of the University of Pennsylvania, Duke University Fuqua School of Business, School of Business at the University of Michigan, Tuck School at Dartmouth College, and the Kellogg School of Management at Northwestern University.

William Harral III joined our Board of Directors in September 2005. He is the President of the Barra Foundation and Chairman of the Board of Directors of C&D Technologies, Inc., an electronics and industrial battery manufacturer. Mr. Harral served as a director of InKine Pharmaceutical Company, Inc. from July 2004 until September 2005, when it was acquired by Salix. He also held positions of increasing responsibility with Bell Atlantic-Pennsylvania, now Verizon Communications, serving most recently as its President and Chief Executive Officer. Mr. Harral serves on the Board of Directors of the Recording for the Blind and Dyslexic organization. From June 2000 until June 2001, Mr. Harral served as the Dean at Drexel University’s Bennett S. LeBow College of Business. Mr. Harral holds a B.A. degree from Gettysburg College and received an M.S. degree from the Massachusetts Institute of Technology.

William P. Keane joined our Board of Directors in January 2004. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President – Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Required Vote

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors is currently composed of six directors, five of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These five directors are Messrs. Chappell, D’Alonzo, Franco, Harral and Keane. As part of such determination of independence, our Board has affirmatively determined that none of these five directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit Committee currently consists of William P. Keane (Chairman), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William Harral III. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Thomas W. D’Alonzo (Chairman), John F. Chappell, Richard A. Franco, Sr. and William Harral III.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Richard A. Franco, Sr. (Chairman), John F. Chappell and Thomas W. D’Alonzo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

During fiscal 2006, the Board of Directors held 14 meetings, the Audit Committee held eight meetings, the Compensation Committee held eight meetings and the Nominating/Corporate Governance Committee held three meetings and acted once by unanimous written consent. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or the committees on which he or she served, which occurred during fiscal 2006.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors other than Richard A. Franco, Sr. attended the 2006 annual meeting of stockholders in person.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public announcement of the date of the such annual meeting is first made. The Nominating/Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

In addition, our Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has audited our financial statements annually since 1993. In accordance with the rules and regulations of the Sarbanes-Oxley Act of 2002, the coordinating audit partner for Ernst & Young LLP was rotated in 2005. On April 16, 2007, we dismissed Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee of our Board of Directors participated in and approved this decision.

The reports of Ernst & Young LLP on the consolidated financial statements of Salix for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2006 and 2005, and through April 16, 2007, we did not have any disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During our fiscal years ended December 31, 2006 and 2005 and through April 16, 2007, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC have occurred.

Ernst & Young LLP has indicated to us that it concurs with the foregoing statements contained in the second, third and fourth paragraphs above as they relate to Ernst & Young LLP and has furnished a letter to the SEC to this effect. A copy of the letter from Ernst & Young LLP is attached as Exhibit 16.1 to our Form 8-K filed with the SEC on April 20, 2007.

We engaged PricewaterhouseCoopers LLP as our new independent registered public accounting firm as of April 19, 2007. The Audit Committee of our Board of Directors participated in and approved this decision. The Audit Committee recommends that stockholders vote for ratification of appointing PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

During our fiscal years ended December 31, 2006 and 2005 and through April 19, 2007, we did not consult with PricewaterhouseCoopers LLP regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K promulgated by the SEC.

Representatives of Ernst & Young LLP and PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and be present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

OTHER INFORMATION

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2007 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All current executive officers and directors as a group.

Applicable percentage ownership is based on 47,157,218 shares of common stock outstanding as of April 20, 2007, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 20, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders, Directors And Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1) 75 State Street Boston, Massachusetts 02109	6,492,335	13.77%

Lord, Abbett & Co. LLC(2) 90 Hudson Street Jersey City, New Jersey 07302	2,807,099	5.95%

Putnam, LLC d/b/a Putnam Investments(3) One Post Office Square Boston, Massachusetts 02109	2,771,514	5.88%

EARNEST Partners, LLC(4) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,422,475	5.14%

Carolyn J. Logan(5)	986,405	2.06%

John F. Chappell(6)	850,054	1.8%

Adam C. Derbyshire(7)	360,900	*

Thomas W. D’Alonzo(8)	165,950	*

David N. Taylor(9)	124,000	*

William P. Forbes(10)	119,750	*

William P. Keane(11)	79,500	*

Richard A. Franco, Sr.(12)	72,100	*

William Harral III(13)	63,588	*

All current executive officers and directors as a group (8 persons)(14)	2,698,247	5.56%

*	Less than one percent.

(1)	As reported in Schedule 13G/A filed on February 14, 2007 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 5,352,735 shares of Salix common stock and shared dispositive power as to 6,492,335 shares of Salix common stock. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the securities held of record by the company.

(2)	As reported in Schedule 13G filed on February 14, 2007 by Lord, Abbett & Co. LLC. The Schedule 13G provides that Lord, Abbett & Co. LLC holds sole voting power as to 2,621,499 shares of Salix common stock and sole dispositive power as to 2,807,099 shares of Salix common stock. On the Schedule 13G, Lord, Abbett & Co. LLC does not list any natural persons having voting and/or investment powers over the securities held of record by the company.

(3)	As reported in Schedule 13G filed on February 13, 2007 by Marsh & McLennan Companies, Inc. Putnam, LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., is the beneficial owner of 2,771,514 shares of Salix common stock as a result of its ownership of two registered investment advisers, Putnam Investment Management, LLC and the Putnam Advisory Company, LLC. Putnam Investment Management, LLC holds shared dispositive power as to 2,245,736 shares of Salix common stock. The Putnam Advisory Company, LLC holds shared voting power as to 292,594 shares of Salix common stock and shared dispositive power as to 525,778 shares of Salix common stock. On the Schedule 13G, Marsh & McLennan Companies, Inc. does not list any natural persons having voting and/or investment powers over the securities held of record by the company through Putnam, LLC and its wholly-owned registered investment advisors.

(4)	As reported in Schedule 13G filed on February 14, 2007 by EARNEST Partners, LLC. The Schedule 13G provides that EARNEST Partners, LLC holds sole voting power as to 908,400 shares of Salix common stock, shared voting power as to 591,649 shares of Salix common stock, and sole dispositive power as to 2,422,475 shares of Salix common stock. On the Schedule 13G, EARNEST Partners, LLC does not list any natural persons having voting and/or investment powers over the securities held of record by the company.

(5)	Includes 612,125 shares issuable upon exercise of options. Includes 69,750 shares of restricted stock granted on July 13, 2006. The shares vest over four years at a rate of 25% on July 1, 2007, and then at the rate of 25% on each anniversary thereafter, subject to continued employment.

(6)	Includes 90,000 shares issuable upon exercise of options. Includes 10,000 shares of restricted stock granted on July 13, 2006. The shares vest in their entirety on July 1, 2007 subject to continued service on the Board of Directors.

(7)	Includes 320,000 shares issuable upon exercise of options. Includes 18,900 shares of restricted stock granted on July 13, 2006. The shares vest over four years at a rate of 25% on July 1, 2007, and then at the rate of 25% on each anniversary thereafter, subject to continued employment.

(8)	Includes 90,000 shares issuable upon exercise of options. Includes 2,550 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 6,500 shares held by Mr. D’Alonzo’s spouse and 28,000 shares held by Mr. D’Alonzo’s children. Includes 10,000 shares of restricted stock granted on July 13, 2006. The shares vest in their entirety on July 1, 2007 subject to continued service on the Board of Directors.

(9)	Includes 110,500 shares issuable upon exercise of options. Includes 13,500 shares of restricted stock granted on July 13, 2006. The shares vest over four years at a rate of 25% on July 1, 2007, and then at the rate of 25% on each anniversary thereafter, subject to continued employment. Dr. Taylor resigned from Salix effective October 31, 2006. Pursuant to Dr. Taylor’s Amendment to Employment Agreement, or Severance Agreement, Dr. Taylor provides consulting services to Salix during a consulting term which terminates upon either party providing 30 days notice of termination to the other or Salix terminating the consulting relationship for cause without notice. Dr. Taylor must exercise his vested options within 90 days of the end of his consulting term or the unexercised options will terminate. Pursuant to the Severance Agreement, Dr. Taylor’s restricted stock will continue to vest until October 19, 2007 at which time all unvested shares of restricted stock will be forfeited to Salix.

(10)	Includes 106,250 shares issuable upon exercise of options. Includes 13,500 shares of restricted stock granted on July 13, 2006. The shares vest over four years at a rate of 25% on July 1, 2007, and then at the rate of 25% on each anniversary thereafter, subject to continued employment.

(11)	Includes 67,500 shares issuable upon exercise of options. Includes 10,000 shares of restricted stock granted on July 13, 2006. The shares vest in their entirety on July 1, 2007 subject to continued service on the Board of Directors.

(12)	Includes 37,500 shares issuable upon exercise of options. Includes 4,500 shares held by Mr. Franco’s spouse. Includes 10,000 shares of restricted stock granted on July 13, 2006. The shares vest in their entirety on July 1, 2007 subject to continued service on the Board of Directors.

(13)	Includes 35,114 shares issuable upon exercise of options. Includes 10,000 shares of restricted stock granted on July 13, 2006. The shares vest in their entirety on July 1, 2007 subject to continued service on the Board of Directors.

(14)	Excludes the shares described in footnotes (1)-(4) and (9).

Compensation of Non-Employee Directors

In 2006, we paid an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We also paid each of our non-employee directors $2,000 per Board meeting attended in person or by telephone. On July 13, 2006, we awarded each of our non-employee directors 10,000 shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on July 1, 2007, subject to continued service on the Board of Directors. We have a policy that a non-employee director retains at least 50% of the after-tax value of equity awards until he is no longer on our Board. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board meetings.

In 2006, we paid an annual retainer of $7,000 to all Audit Committee members and additional retainers of $10,000 to the chairman of the Audit Committee and $7,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We paid each member of the Compensation and Nominating/Corporate Governance Committees $1,000 per meeting attended in person and $500 per meeting attended by telephone. We paid each member of the Audit Committee $1,000 per meeting attended, whether in person or by telephone.

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation($)	Total($)
John F. Chappell	$114,000	$60,150	—	—	$174,150
Thomas W. D’Alonzo	$85,750	$60,150	—	—	$145,900
Richard A. Franco, Sr.	$81,000	$60,150	—	—	$141,150
William Harral III	$79,250	$60,150	—	—	$139,400
William P. Keane	$80,750	$60,150	—	—	$140,900

(1)	Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2006.

(2)

On July 13, 2006, each of our non-employee directors was granted 10,000 shares of restricted stock. The restricted stock awards vest in their entirety on July 1, 2007, subject to continued service on the Board of Directors. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with the Financial Accounting Standards No. 123R, Share Based Payments, as modified or supplemented, or FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. None of our non-employee directors forfeited restricted shares in 2006 and each non-employee director had 10,000 shares of restricted stock outstanding as of December 31, 2006.

(3)	As of December 31, 2006, the number of shares underlying options held by each non-employee director was as follows: 90,000 shares for Mr. Chappell; 90,000 shares for Mr. D’Alonzo; 37,500 shares for Mr. Franco; 35,114 shares for Mr. Harral; and 67,500 shares for Mr. Keane.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors was established in December 1994 and is composed only of independent directors. John F. Chappell, Thomas W. D’Alonzo, Richard A. Franco, Sr. and William Harral III served as members of our Compensation Committee during all of 2006. In general, the Committee is responsible for reviewing and approving our compensation practices, including executive salary levels and variable compensation programs. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Committee considers the recommendations for such individuals’ salary presented by the Chief Executive Officer and the bases therefor. In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies.

Executive Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial and operating, primarily drug development, performance as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The principal components of our compensation program include base salary, annual cash incentive payments, and long-term incentive compensation in the form of equity awards. Historically, we granted stock options. In light of the change in accounting treatment and general compensation trends, in 2006 we began granting restricted stock instead of options. Salix also provides a 401(k) retirement savings plan with matching contributions, health insurance and a flexible spending plan, all of which are available to employees generally.

Specific Compensation Programs

Base Salary

The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2006 were reviewed by the Compensation Committee, considering among other things, the recommendation of the Chief Executive Officer. In its review, the Committee considered the extent to which we achieved our pre-established corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2006 corporate objectives included revenue, earnings, product development and business development goals. We believe that we set achievable but challenging target levels and objectives. As evidence of that, achievement and therefore annual cash incentive payments based on achievement, as discussed below, was approximately 85% of target for 2006 and has averaged approximately 100% of target over the past 5 years. In determining compensation for the Chief Executive Officer, the Compensation Committee considers primary achievements against these objectives, and comparative financial and compensation data of selected peer companies.

The Compensation Committee approved the following base salary increases in 2006 for the executive officers named in the Summary Compensation Table. Each salary adjustment was effective as of January 1, 2006 except for that of Ms. Logan, which was effective as of April 1, 2006.

Name	Salary for 2005 Before Adjustment ($)	Salary Adjustment		Salary After 2006 Adjustment ($)	Effective Date
		($)	(%)
Carolyn J. Logan	$430,000	$190,000	44.2%	$620,000	04/01/2006
Adam C. Derbyshire	$272,000	$53,000	19.5%	$325,000	01/01/2006
William P. Forbes	$255,000	$13,000	5.1%	$268,000	01/01/2006
David N. Taylor(1)	$255,000	$10,000	3.9%	$265,000	01/01/2006

(1)	Dr. Taylor resigned from Salix effective October 31, 2006.

Annual Cash Incentive Payments

The annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2006 are based, in the discretion of the Compensation Committee, upon achievement relative to 2006 corporate objectives, and individual performance. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area. In determining the bonus for the Chief Executive Officer, the Committee considers primarily achievement relative to 2006 corporate objectives, and individual performance. Due to the performance of Ms. Logan in managing Salix during 2006, a year in which we launched two new products (MoviPrep and OsmoPrep), acquired another (Sanvar) and achieved most of our financial and development objectives, in April 2007, she received a cash incentive payment of $280,000. As a percentage of her target bonus, this payment was approximately equal to the median incentive payment made throughout Salix for 2006.

Long-Term Equity Incentives

Salix currently issues equity compensation under its 2005 Stock Plan. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

Salix grants executive officers and other eligible persons long-term equity incentives under its 2005 Stock Plan. Such equity incentives could include stock options, restricted stock, stock bonuses and stock purchase rights. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to Salix’s success. Equity incentives such as option awards granted to executive officers generally have a term of ten years and are subject to a four-year vesting schedule.

The Compensation Committee traditionally awarded stock options to our executive officers as incentives. However, in 2006, we decided to award shares of restricted stock instead of options, and we implemented a restricted stock grant program under the 2005

Stock Plan. We believe that awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the grant for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants have some value even if our stock price decreases, we can grant less shares, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

Generally, the restricted stock granted to executive officers vests at 25% per year over four years subject to continued employment. As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Financial Officer and all Vice Presidents, whether senior or not) retain at least 30% of the after-tax value of equity awards until they are no longer employed by Salix. Historically, none of our senior staff has failed to meet this standard. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation by other relevant companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders.

Based on these criteria, on July 13, 2006, the Compensation Committee granted 69,750 shares of restricted stock to Carolyn J. Logan, 18,900 shares of restricted stock to Adam C. Derbyshire, and 13,500 shares of restricted stock to each of William P. Forbes and David N. Taylor respectively. These grants represented 90% of target grants, based on achievement at that date against corporate objectives, while grants to employees other than senior staff were generally at 100%, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years beginning on July 1, 2007 subject to continued employment. Dr. Taylor resigned from his position as Vice President, Medical and Safety and Chief Medical Officer effective October 31, 2006. Pursuant to Dr. Taylor’s Severance Agreement, his restricted stock will continue to vest until October 19, 2007 at which time all unvested shares of restricted stock will be forfeited to Salix.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the year ended December 31, 2006 by (1) our principal executive officer, (2) principal financial officer, and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2006. The officers listed on the table set forth below are referred to collectively in this proxy statement as the “Named Executive Officers”.

Name and Principal Position	Year	Salary($)		Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)		All Other Compensation($)		Total($)
Carolyn J. Logan President and Chief Executive Officer	2006	$615,000		$104,887	$280,000		$17,474	(3)	$1,017,361

Adam C. Derbyshire Senior Vice President, Finance and Administration and Chief Financial Officer	2006	$325,000		$28,421	$147,000		$12,567	(3)	$512,988

William P. Forbes Vice President, Research and Development and Chief Development Officer	2006	$268,000		$20,301	$105,000		$11,155	(3)	$404,456

David N. Taylor Former Vice President, Medical and Safety and Chief Medical Officer	2006	$220,833	(4)	$20,301	$70,000	(5)	$91,058	(6)	$402,192

(1)	The restricted stock of the Named Executive Officers vests over four years at a rate of 25% on July 1, 2007, and then at the rate of 25% on each anniversary thereafter, subject to continued employment. The dollar amount in this column equals the amount Salix recognized for financial statement reporting purposes in accordance with FAS 123R applying the same assumptions used in Salix’s financial statements and accompanying notes; except that for purposes of this table and in accordance with SEC disclosure rules, we have disregarded the estimate of forfeitures related to service-based vesting conditions. None of our Named Executive Officers forfeited restricted shares in 2006. Ms. Logan, Mr. Derbyshire, Dr. Forbes and Dr. Taylor had 69,750, 18,900, 13,500 and 13,500 shares respectively of restricted stock outstanding as of December 31, 2006.

(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based upon achievement against 2006 corporate objectives set in February 2006. These payments were made to Ms. Logan in April 2007 and to Mr. Derbyshire and Dr. Forbes in March 2007. In Dr. Taylor’s case, the payment was made in March 2007 and represents a pro rata bonus for services rendered to Salix as Vice President, Medical and Safety and Chief Medical Officer to October 31, 2006 when he resigned.

(3)	All other compensation includes 401(k) contributions and term life and group term premiums paid in 2006.

(4)	Includes salary paid to Dr. Taylor for his services to Salix as Vice President, Medical and Safety and Chief Medical Officer up to October 31, 2006.

(5)	See footnote (2) above.

(6)	See footnote (3) above. Also includes severance, paid time off and COBRA payments made to Dr. Taylor further to his resignation from Salix as Vice President, Medical and Safety and Chief Medical Officer. Includes fees earned by Dr. Taylor as a consultant to Salix.

The amounts reflected in the table above comprise all of the compensation elements awarded to the Named Executive Officers in 2006. This compensation consisted of salaries, cash incentive payments, grants of restricted stock pursuant to our 2005 Stock Plan and, as indicated in the table, all other reportable compensation, which consisted entirely of 401(k) contributions, term life and group term premiums paid in 2006. In the case of David N. Taylor, reportable compensation also consisted of severance, paid time off, COBRA and consultancy payments. We paid our Named Executive Officers pursuant to written employment agreements, and in the case of Dr. Taylor, pursuant to an employment agreement and Severance Agreement, all of which are discussed under “Employment Agreements and Change in Control Agreements”.

Equity Grants, Exercises and Holdings

The following table sets forth information concerning all grants of restricted stock and other equity awards made during the year ended December 31, 2006 to the Named Executive Officers, including awards granted for service in 2006.

Grants of Plan-Based Awards in Fiscal 2006

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	All Other Stock Awards; Number of Shares of Stock or Units(#)		Grant Date Fair Value of Stock(2)
Carolyn J. Logan	02/01/2006	—	$307,500	$384,375	69,750		$839,093
Adam C. Derbyshire	02/01/2006	—	$146,250	$182,813	18,900		$227,367
William P. Forbes	02/01/2006	—	$107,200	$134,000	13,500		$162,405
David N. Taylor	02/01/2006	—	$88,333	$110,417	13,500	(3)	$162,405

(1)	Reflects minimum, target and maximum payments possible under 2006 corporate objectives bonus plan. Actual payments made in March and April 2007 are reflected in the Summary Compensation Table above. The grant date fair value of the award represents the amount Salix recognized for financial statement reporting purposes computed in accordance with FAS 123R, applying the same assumptions used in Salix’s financial statements and accompanying notes.

(2)	The full grant date fair value of the award represents number of shares of restricted stock granted to the Named Executive Officers multiplied by $12.03, the closing price of Salix common stock on July 12, 2006, the trading day before the date of grant, which is its fair market value under the 2005 Stock Plan.

(3)	Dr. Taylor resigned from Salix effective October 31, 2006. Pursuant to Dr. Taylor’s Severance Agreement, his restricted stock will continue to vest until October 19, 2007 at which time all unvested shares of restricted stock will be forfeited to Salix.

All shares of restricted stock granted to the Named Executive Officers for services in 2006 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder in 2006, see “Compensation Discussion and Analysis”.

The following table sets forth information concerning the number and value of unexercised options and unvested restricted shares held by each Named Executive Officer as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)		Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000		—	$17.63	06/09/2015	69,750		$848,858
	33,750		—	$18.87	06/17/2014
	65,625		—	$18.87	06/17/2014
	33,750		—	$7.60	07/24/2013
	285,000		—	$4.07	07/01/2012
	150,000		—	$1.13	06/01/2010

Adam C. Derbyshire	20,000		—	$17.63	06/09/2015	18,900		$230,013
	30,000		—	$18.87	06/17/2014
	90,000		—	$8.00	05/30/2013
	30,000		—	$4.07	07/02/2012
	150,000		—	$1.13	06/12/2010

William P. Forbes	6,250		—	$17.63	06/09/2015	13,500		$164,295
	100,000		—	$17.53	12/16/2014

David N. Taylor	10,500	(3)	—	$17.63	06/09/2015	13,500	(4)	$164,295
	100,000	(3)	—	$22.76	09/01/2014

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.

(2)	Market value is computed by multiplying the number of restricted shares by $12.17, the closing price of the Salix common stock on Nasdaq on December 29, 2006, the last trading day of 2006. The restricted stock awards of each Named Executive Officer vest over four years at the rate of 25% on July 1, 2007, and then at a rate of 25% on each anniversary date thereafter, subject to continued employment.

(3)	Dr. Taylor resigned from Salix effective October 31, 2006. Pursuant to Dr. Taylor’s Severance Agreement, Dr. Taylor must exercise his vested options within 90 days of the end of his consulting term or the unexercised options will terminate.

(4)	Pursuant to Dr. Taylor’s Severance Agreement, his restricted stock will continue to vest until October 19, 2007 at which time all unvested shares of restricted stock will be forfeited to Salix.

The following table sets forth information on the aggregate number and value of all options exercised by Named Executive Officers in 2006. The restricted stock granted to the Named Executive Officers on July 13, 2006 does not begin vesting until July 1, 2007.

Option Exercises in Fiscal 2006

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)
Carolyn J. Logan	30,000	$429,300

(1)	The aggregate value realized equals the difference between the fair market value of the shares acquired, based on the closing price per share of Salix’s common stock on Nasdaq on the date of exercise, and the exercise price for the underlying stock options.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with Carolyn J. Logan in June 2001, Adam C. Derbyshire in June 2001, David N. Taylor in September 2004, and William P. Forbes in January 2005. Under their employment agreements, Ms. Logan, Mr. Derbyshire, and Dr. Forbes currently have annual salaries of $685,000, $338,000 and $279,000. While employed by Salix, each officer may be given a cash bonus within the discretion of the Compensation Committee, which does so under our annual incentive management by objective plans. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term. Each agreement will remain in effect until (1) we terminate the officer whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability. In the event of termination by us without reasonable cause or by the officer with good reason, the officer will be paid his or her then monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 12 months for each of Dr. Taylor and Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination. If a severance payment had been triggered on December 31, 2006, Salix would have been obligated to pay Ms. Logan $1,240,000 in salary, a maximum $384,375 bonus in our discretion and $510 per month in benefits for 24 months, Mr. Derbyshire $487,500 in salary, a maximum $182,813 bonus in our discretion and $880 per month in benefits for 18 months, and Dr. Forbes $268,000 salary, a maximum $134,000 bonus in our discretion and $1203 per month in benefits for 12 months.

Dr. Taylor resigned from Salix effective October 31, 2006. Upon resignation, Dr. Taylor and Salix entered into a Severance Agreement. Dr. Taylor’s severance includes payment of his base salary for 12 months, in semi-monthly installments. He is also eligible for a pro rata bonus, in the discretion of the Compensation Committee, to be paid on or before 90 days following December 31, 2006. Finally, Salix will pay for Dr. Taylor and his eligible family members’ COBRA premiums until October 19, 2007. The amounts Salix paid to Dr. Taylor in 2006 pursuant to his Severance Agreement are disclosed in the Summary Compensation Table above. In 2007 and pursuant to Dr. Taylor’s Severance Agreement, Dr. Taylor will be paid $220,833 in severance and $10,372 in COBRA premiums. Under the terms of his employment agreement and until October 31, 2007, Dr. Taylor may not enter into employment with any of our direct competitors and may not solicit any of our employees to leave Salix. Dr. Taylor’s Severance Agreement provides that he will continue to be employed by Salix as a consultant for which he receives additional compensation of at the rate of $300 per hour or $1,000 per day. Dr. Taylor’s consultancy arrangement is terminable by either Salix or Dr. Taylor upon 30 days written notice. Salix may terminate Dr. Taylor as a consultant without notice for “cause” including if Dr. Taylor breaches the terms of the consultancy arrangement, is convicted of a felony or certain other crimes, commits acts or omissions involving fraud or acts in a grossly negligent manner that has a material adverse effect on Salix’s business.

Under our 2005 Stock Plan, in the event of a merger or change of control of Salix, under certain circumstances, vesting of restricted stock and options outstanding under the plan will automatically accelerate. For the purposes of our 2005 Stock Plan, a change of control will occur when, among other things, our stockholders approve any merger or consolidation as a result of which the persons who were our stockholders immediately prior to the effective date of the merger or consolidation have beneficial ownership of less than 50% of the combined voting power for election of members of the board of directors of the surviving entity following the merger or consolidation, or our stockholders approve any merger or consolidation as a result of which our equity interests are changed, converted or exchanged or any liquidation of or any sale or other disposition of all or substantially all of our assets.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Thomas W. D’Alonzo, Chair John F. Chappell Richard A. Franco, Sr. William Harral III

Compensation Committee Interlocks and Insider Participation

John F. Chappell, Thomas W. D’Alonzo, Richard A. Franco, Sr. and William Harral III served as members of our Compensation Committee during all of 2006. None of these individuals was at any time during 2006 or at any other time an officer or employee of Salix. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Certain Transactions

Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by Salix, or written representations from reporting persons, we believe that during fiscal 2006, all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

Ernst & Young LLP served as our independent registered public accounting firm for 2006 and audited our consolidated financial statements for the year ended December 31, 2006. The Audit Committee of our Board of Directors has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, and has discussed their independence with Ernst & Young LLP. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC.

Our Audit Committee, during the course of 2007, undertook an evaluation of our relationship with Ernst & Young LLP. Based on this evaluation, it recommended we dismiss Ernst & Young LLP effective April 16, 2007 and engage PricewaterhouseCoopers LLP as our independent registered public accounting firm effective April 19, 2007. For further information on the change in our independent registered public accounting firm, please refer to “Proposal Two” in this proxy statement and to our Form 8-K filed on April 20, 2007 with the SEC.

Our Audit Committee is currently composed of the following four directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: William P. Keane (Chair); Thomas W. D’Alonzo; Richard A. Franco, Sr.; and William Harral III. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by Ernst & Young LLP in 2005 and 2006. A description of these various fees and services follows the table.

	2005	2006
Audit Fees	$555,400	$592,121
Audit-Related Fees	$12,400	—
Tax Fees	$91,600	$139,890
All Other Fees	$6,500	—
Total	$665,900	$732,011

Audit Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with the annual audit, for the reviews of Salix’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $555,400 and $592,121 for 2005 and 2006, respectively.

Audit-Related Fees

The aggregate fees billed to us by Ernst & Young LLP for audit-related services were approximately $12,400 for the year ended December 31, 2005. No aggregate fees were billed to us by Ernst & Young LLP for audit-related services for the year ended December 31, 2006.

Tax Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with tax services were approximately $91,600 and $139,890 for the years ended December 31, 2005 and 2006, respectively.

All Other Fees

We did not engage Ernst & Young LLP for any services other than those listed above during 2006.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2006 was compatible with maintaining the independence of Ernst & Young LLP.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS William P. Keane, Chair Thomas W. D’Alonzo Richard A. Franco, Sr. William Harral III

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2007

SALIX PHARMACEUTICALS, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Adam C. Derbyshire as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Salix Pharmaceuticals, Ltd., to be held on Thursday, June 14, 2007 at 9:00 a.m., local time, at the offices of Salix located at 1700 Perimeter Park Drive, Morrisville, North Carolina and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	FOR	WITHHOLD

01 – John F. Chappell	☐	☐

02 – Thomas W. D’Alonzo	☐	☐

03 – Richard A. Franco, Sr.	☐	☐

04 – William Harral III	☐	☐

05 – William P. Keane	☐	☐

06 – Carolyn J. Logan	☐	☐

Issues

The Board of Directors recommends a vote FOR the following proposal.

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures – Sign here – This section must be completed for your instructions to be executed.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

Such attorney or substitute (if present and acting at said meeting or any adjournment(s) thereof) shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Dated: , 2007

Signature

Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK THIS BOX WITH AN X IF YOU HAVE MADE CHANGES TO YOUR NAME OR ADDRESS DETAILS ABOVE  ☐